EXHIBIT 10.2

January __, 2008

(name)

(address)

Dear ______:

As a result of the recent announcement by Lenox Group Inc. (the “Company”) that it is exploring strategic alternatives, we are pleased to offer you, in the event of a Change in Control as defined in Section 4(c), enhanced severance as outlined in this letter agreement (“Agreement”), a retention bonus and a success bonus as an incentive to ensure your diligent and active participation in making the strategic alternative process a success.

1.	Term of Agreement.

The Term of this Agreement shall commence on the date of this letter (the “Effective Date”) and end on the third anniversary of such date (the “Original Term”). The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either of us notifies the other in writing that you or we are electing to terminate this Agreement at the end of the then current Term. “Term” shall mean the Original Term and all Renewal Terms. If a Change in Control occurs during the Term, the Term shall not expire until all benefits hereunder are received by you. In addition, for the avoidance of doubt, it is understood that you are eligible for the benefits set forth herein for one (1) Change in Control event and that this Agreement will terminate at such time when all benefits hereunder are received by you for such Change in Control event.

2.	Severance Benefits.

(a)   Subject to the terms and conditions of this Agreement, in the event of a Change in Control (or sale of a subsidiary, affiliate or division of the Company at which you are employed) in which your employment terminates under the circumstances specified in Section 2(b) (a “Termination”), you will be eligible to receive (insert # of months of severance) months of (i) Base Salary, as defined in Section 4(a), and (ii) such health, dental and vision benefits in effect for you on the Termination Date, as defined in Section 4(i), at the same cost as an employee of the Company (hereinafter collectively referred to as the “Severance Benefits”). The Severance Benefits are conditioned upon your execution of a release in the form attached as Exhibit A to this Agreement. Upon the Company’s receipt of such release executed by you, the Company will provide you with an executed copy of the release attached as Exhibit B to this Agreement. In addition, in order to receive the health, dental and vision benefits described above, you will need to elect COBRA upon your Termination, and once your severance period ends, you will be responsible for payment of the full COBRA premium.

(b)   A Termination shall occur and the Severance Benefit shall be payable only if your employment Termination occurs without Cause or for Good Reason (other than due to death, disability or retirement at or after age 65), in either case within one year following a Change in Control (or sale of a subsidiary, affiliate or division of the Company at which you are employed). In the event such a Termination occurs under the circumstances set forth in this Section 2(b) and you execute the Exhibit A release, the Company will waive enforcement of any non-compete restriction for which you may be obligated to the Company pursuant to any equity and/or employment agreements with the Company.

(c)   Payments for the monthly salary portion of the Severance Benefits will be made in normal payroll cycles and all appropriate taxes will apply.

3.	Bonus Benefits.

(a)   Subject to the terms and conditions of this Agreement, in the event of a Change in Control (or sale of a subsidiary, affiliate or division of the Company at which you are employed), you will be eligible to receive a retention bonus of $(insert amount) if either (i) you are employed by the Company (or a subsidiary, affiliate or division of the Company which was sold) or the new owner or one of their affiliates on the first anniversary of the Change in Control (or sale of such subsidiary, affiliate or division of the Company) , or (ii) you are terminated under the circumstances set forth in Section 2(b) of this Agreement.

(b)   Subject to the terms and conditions of this Agreement, in the event the strategic alternative process results in the sale or merger of the Company, you will be eligible to receive a success bonus to the extent there is a pool of funds (hereinafter the “Success Bonus Fund”) if the sale price or merger value of the Company exceeds transactional share price levels to be defined at a future date by the Special Committee of the Board of Directors of the Company overseeing the strategic alternative process (the “Special Committee”). Your success bonus will be based on (i) a pro rata share, as defined below, of 50% of the Success Bonus Fund, provided you use diligent efforts to maximize value of the strategic alternative process and (ii) a discretionary award, if any, from the remaining 50% of the Success Bonus Fund, as determined in the sole discretion of the Special Committee. For purposes of Section 3(b)(i), your pro rata share will be your Success Bonus Base Salary, as defined in Section 4(g), divided by the sum of the Success Bonus Salaries of all executives participating in this part of the success bonus. For purposes of determining a discretionary success bonus under Section 3(b)(ii), the Special Committee will consider the level of contribution made by you to the strategic alternative process. For the avoidance of doubt, it is agreed that this success bonus will not be triggered if there is a sale or merger of a subsidiary, affiliate or division of the Company, except that if the entire Company is sold or merged within twelve (12) months after said subsidiary, affiliate or division is sold or merged, then the sale or merger of said subsidiary, affiliate or division will be deemed to be part of the sale or merger of the entire Company for purposes of determining a success bonus hereunder.

(c)   If a bonus under Sections 3(a) and/or 3(b) becomes payable, it will be paid in one lump sum in cash or securities (as may be determined by the Special Committee in the event a success bonus is earned from a sale or merger in which securities are the form of consideration) within 30 days after the occurrence of the event(s) allowing for such bonus.

4.             Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)        “Base Salary” means the annualized rate of pay in effect on the Termination Date; provided that, if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction.

(b)        “Cause” shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony or any other criminal offense which materially and adversely impacts the Company’s financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties, or (iii) you violate Section 5 of this Agreement prior to Termination and that is the sole basis for your involuntary Termination.

(c)        A “Change in Control” shall be deemed to occur upon any of the events set forth in Section 2(b) of the 2004 Stock Incentive Plan, as in effect on the date hereof, subject to all of the qualifications and limitations in said Section 2(b).

(d)        “Confidential Information” shall mean all information concerning the business of Company, including but not limited to information relating to any of its products, product development, trade secrets, customers, suppliers, finances, employees, consultants, contracts, proprietary software and business plans and strategies. Excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding the Company’s industry properly acquired by you in the course of your career as an employee in the Company’s industry and independent of your employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

(e)        “Good Reason” shall mean your separation from employment at the Company based upon one or more of the following events (except as a result of a prior Termination): (i) any material change (except a change in reporting relationship) in your position, responsibilities or assignment of duties materially inconsistent with your status prior to the Change of Control; (ii) any material decrease in your Base Salary, target annual incentive or long term incentive award opportunity, or equity grants; (iii) any material breach of the terms of this Agreement by the Company after receipt of written notice from you and a reasonable opportunity to cure such breach; (iv) a failure of the Company to obtain a successor entity’s assumption of its obligations to you hereunder; or (v) upon relocation of you to a location more than 50 miles from our current offices.

(f)        “Separation From Service” shall have the meaning as set forth in Section 409A of the Code and the regulations and guidance issued thereunder.

(g)        “Success Bonus Base Salary” means your annualized rate of pay in effect as an employee of the Company on the date of closing on the sale or merger of the Company.

(h)        “Termination” shall mean a “Separation From Service” as such phrase is defined above.

(i)        “Termination Date” shall mean the date on which there is a Termination.

5.	Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)        You acknowledge that similar arrangements are being made only with select key employees and are not being offered to all employees of the Company. You will not disclose the existence or terms of this Agreement with any other person, other than your spouse, legal advisor or financial/tax advisor. You further acknowledge that if you do not comply with the terms of this Section you will forfeit all rights to your severance, retention bonus and success bonus.

(b)        During the Term and thereafter, you shall not, without the Company’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so ordered, you shall give prompt written notice to the Company sufficient to allow the Company the opportunity to object to or otherwise resist such order.

(c)        During the Term and for a period of 24 months thereafter, you shall not, without the Company’s prior written consent, solicit for employment, whether directly or indirectly, any person who at the time is employed by the Company or any affiliate.

(d)        You agree that, during the Term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

6.             Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due you hereunder.

7.             Effect of Agreement on Other Benefits; Complete Agreement. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate. This is the entire agreement between you and the Company with respect to the strategic alternative process announced by the Company on January 14, 2008, and supersedes all prior arrangements pertaining to said strategic alternative process. If you have a severance agreement with the Company outside of this Agreement or if the Company has a severance policy covering your position, such other agreement or Company policy, whichever is applicable, will remain in full force and effect, except that for a Termination under circumstances set forth in Section 2(b) of this Agreement, the number of months of severance for which you are eligible will be governed by this Agreement in lieu of the months of severance provided for in such other severance agreement or policy.

8.             Not an Employment Agreement. This Agreement is not a contract of employment between you and the Company. The Company may terminate you at any time, with or without cause, and you have the right to leave the Company at any time, with or without cause.

9.             Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns.

10.           Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

11.           Tax Compliance. Notwithstanding anything to the contrary herein, if either the Company or you determine in good faith that any payment or benefit due to you under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Code, as amended (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) of the Code and shall be made or provided on the date that is the first business day after the date that is six months after the date of Separation From Service. The Company shall consult with you before making any such determinations.

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to the Company.

EMPLOYEE	LENOX GROUP INC.

Exhibit A to Executive Continuity Agreement

between ______________ and Lenox Group Inc.

EMPLOYEE RELEASE

____________ (“Employee”), in consideration for the payment of monies and benefits by Lenox Group Inc. (the “Company) pursuant to the Letter Agreement to which this Release is annexed as Exhibit A (the “Executive Continuity Agreement”), does hereby confirm her/his agreement and delivery of this Release by setting forth her/his signature in the space provided below.

Employee, on behalf of herself/himself and her/his heirs and representatives, hereby releases Company and all of its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them, from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees arising out of any events, acts, decisions, or omissions occurring prior to execution of this Release (including, but not limited to, Employee’s termination from employment with Company). Employee understands that this Release is a full, final, and complete settlement and release of all her/his claims whatsoever.

Employee further agrees that s/he will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against Company, its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them based on any events, acts, decisions, or omissions occurring prior to execution of this Release. Employee also waives the right to money damages or other legal or equitable relief awarded by any governmental agency related to any such claim.

ADDITIONALLY, THIS RELEASE SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER TITLE VII OF THE CIVIL RIGHTS ACT, AS AMENDED (42 U.S.C. § 2000e, et seq.); THE AMERICANS WITH DISABILITIES ACT (42 U.S.C. § 12101 et seq.); THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED; THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED; AND THE MINNESOTA HUMAN RIGHTS ACT (MN STATUTES § 363A.01 et seq.). In connection with this waiver, Employee acknowledges and agrees to the following:

a.	Employee is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended that may arise after this Release is executed.
b.

Employee can waive rights or claims under the Age Discrimination in Employment Act only in exchange for consideration that this is in addition to anything of value to which Employee is already entitled.

c.

Employee has been informed of her/his right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363A.01 et seq., by written notice to the Company within fifteen (15) calendar days following her/his execution of this Release. To be effective, such written notice must be delivered either by hand or by mail to the Chief Executive Officer, Lenox Group Inc, 6436 City West Parkway Eden Prairie, MN 55344, within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to the Chief Executive Officer, as set forth above; and 3) sent by certified mail, return receipt requested.

d.

Employee has been informed of her/his right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., by informing the Company, through the Chief Executive Officer at the above referenced address, of her/his intent to revoke this Agreement within seven (7) calendar days following her execution of this Release.

e.

Employee understands that, in the event she/he timely delivers a notice of rescission and/or revocation hereunder, the Company may, at its discretion, either enforce the remaining provisions of the Executive Continuity Agreement, or void the entire Executive Continuity Agreement and require any payments made and/or benefits conferred as of that date to Employee be immediately repaid by Employee to the Company.

f.	Employee has carefully read and fully understands all of the provisions and effects of this Release and Employee knowingly and voluntarily entered into all of the terms set forth herein.

Employee’s signature below evidences Employee’s understanding and voluntary waiver of all claims against the Company, including but not limited to those pursuant to each of the statutes identified above in this Release.

Notwithstanding anything in this Release to the contrary, Employee does not release the Company of any of its obligations or any of Employee’s claims or demands (1) under any of the Company’s applicable insurance policies or any applicable indemnification agreement or law with respect to suits, demands, proceedings, or other claims arising out of events, occurrences, or conduct in connection with Employee’s conduct as a director, officer, or employee of the Company or any of its subsidiaries so long as, with respect to the events, occurrences, or conduct which give rise to any such suit, demand, proceeding, or other claim, Employee acted in good faith in the reasonable belief that Employee’s acts or omissions were in (or not opposed to) the best interest of the Company, (2) under the Executive Continuity Agreement or (3) under any employee pension benefit plan or employee welfare benefit plan under ERISA (“Employee Retirement Income Security Act”, 29 U.S.C. Sec 1001 et seq.), which rights shall be governed by the terms of any such plans maintained by the Company.

Date:

Exhibit B to Executive Continuity Agreement

between ______________ and Lenox Group Inc.

COMPANY RELEASE

Lenox Group Inc. (the “Company”), in consideration for the release by _____________(“Employee”) pursuant to the Letter Agreement to which this Release is annexed as Exhibit B (the “Executive Continuity Agreement”), does hereby confirm its agreement and delivery of this Release by setting forth the signature of its duly authorized officer in the space provided below.

Company hereby releases Employee from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees, which the Company, its successors or assigns may have against Employee; provided, however, that the foregoing release shall not extend to, and the Company expressly does not release, any claim, known or unknown, which the Company, its successors, or assigns may have against Employee relating in any way to any misconduct by Employee prior to Employee’s termination of employment which constitutes “Cause” as such term is defined in the Retention Agreement.

Lenox Group Inc.

Date:
Authorized Officer